Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

BY THIS AMENDMENT, dated December 30, 2008, made and entered into by Casella Waste Systems, Inc., a Delaware Corporation with a principal address of 25 Greens Hill Lane, Rutland, Vermont 05701 (the “Company”) and James W. Bohlig, an individual, a current resident of Rutland, Vermont 05701 (the “Employee”), and as acknowledged and consented to by Casella Renewable Systems, LLC (“CRS”), a wholly-owned limited liability company of Company.

WHEREAS, Company and Employee are parties to that certain Employment Agreement, dated December 8, 1999 and previously amended via an Amendment to Employment Agreement dated January 8, 2008 (the “EA”), wherein Employee is employed as the President of CRS; and

WHEREAS, both Company and Employee desire to amend the EA, effective January 1, 2009, to document compliance with (and, as applicable, exemption from) Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder, as each may be amended from time to time (“Section 409A”);

NOW THEREFORE, in exchange for the promises and mutual conditions contained herein, and other good and valuable consideration, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.                                       Section 3.2, Incentive Compensation, is amended to insert the following sentence at the end thereof, in order to clarify the time of payment:

Any cash Bonus shall be paid during the first quarter of the following fiscal year, and in any event no later than 2 ½ months after the end of the later of the Company’s fiscal year or the Employee’s taxable year during which the Bonus was earned.

2.                                       Section 3.6, Fringe Benefits and Perquisites, is amended to insert the following immediately prior to the end thereof:  “in accordance with the Company’s policy with respect to senior executives of the Company.”

3.                                       Section 4.4.1(b), Acceleration Payment, is amended to insert the following sentence at the end thereof, in order to clarify the time and form of payment:

If payable, the Acceleration Payment shall be paid in an immediate lump sum.

4.                                       Section 4.4.1(d), Good Reason, is amended as follows, in order to comply with the safe harbor definition in Section 409A:

•                  in clause (i), to delete the phrase “or which require travel significantly more time-consuming than that required at commencement of this Agreement”;

•                  in clause (iii), to insert the word “base” prior to the word “compensation”;

•                  to insert a new clause (iv) immediately prior to the end of Section 4.4.1(d), to read as follows:  “, or (iv) a material change in the geographic location at which the Employee must perform services for the Company”; and

•                  to insert the following immediately following the new clause (iv):  “; provided, in each case, that the Employee did not consent to the condition and that the Employee has given the Company notice within 90 days of the initial existence of the condition and the Company has not remedied the condition within 30 days after receiving such notice.”

5.                                       Section 4.4.1(f), Severance, is amended to insert the following sentence at the end thereof, in order to clarify the time and form of payment:

Any amounts payable under (i) shall be paid bi-weekly or otherwise in accordance with Company payroll practices, commencing immediately upon termination, and any amounts payable under (ii) shall be paid in a lump sum within sixty (60) days of the date of Employee’s termination, in all cases subject to any delay imposed under Section 17 and subject to applicable withholding.

6.                                       Section 4.4.2 is further amended to insert the following sentence immediately prior to the last sentence thereof, in order to clarify the time of payment:

Any payment pursuant to clause (iii) shall be made no later than December 31 of the year following the year in which the Employee remits the related taxes.

7.                                       The EA is further amended to add a new Section 17, Compliance with Section 409A, as follows:

14.                                 Compliance with Section 409A.

(a)                                  Payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986 and the regulations issued thereunder, as each may be amended from time to time (“Section 409A”) to the maximum possible extent and, to the extent not exempt, are intended to comply with the requirements of Section 409A.  The provisions of this Agreement shall be construed in a manner consistent with such intent.

(b)                                 With respect to any “deferred compensation” within the meaning of Section 409A that is payable or commences to be payable under this Agreement solely by reason of the Employee’s termination of employment, such amount shall be payable or commence to be payable as soon as, and no later than,  the Employee experiences a “separation from service” as defined in Section 409A, subject to Section 11 of the Agreement and subject to the six-month delay described below, if applicable.  In addition, nothing in the Agreement shall require the Company to, and the Company shall not, accelerate the payment of any amount that constitutes “deferred compensation” except to the extent permitted under Section 409A.

(c)                                  Notwithstanding anything to the contrary in this Agreement, if the Employee is a “Specified Employee” within the meaning of Section 409A at the time his employment terminates and any amount payable to the Employee by virtue of his separation from service constitutes “deferred compensation” within the meaning of Section 409A, any such amounts that otherwise would be payable during the first six months following separation from service shall be delayed and accumulated for a period of six months and paid in a lump sum on the first day of the seventh month.  Amounts exempt from Section 409A shall not be so delayed.  The Severance and Severance Benefits described in Section 4.4.1 of the Agreement are intended to, and shall be construed to, fit within the short-term deferral and separation pay exceptions to Section 409A to the maximum permissible extent and each installment thereof shall be treated as a separate payment for such purposes.

(d)                                 Any reimbursements or in-kind benefits provided to the Employee shall be administered in accordance with Section 409A, such that:  (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during one year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other year; (b) reimbursement of eligible expenses shall be made on or before December 31 of the year following the year in which the expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or to exchange for another benefit.

[signature page follows]

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Amendment to Agreement as of the date first set forth above.

WITNESS:	/s/ Shelley S. Rogers	/s/ James W. Bohlig

James W. Bohlig
Employee

		Date:	12/30/2008

WITNESS:	/s/ Shelley S. Rogers	/s/John W. Casella

Casella Waste Systems, Inc.
		By:	John W. Casella
		Its	Chairman and CEO

		Date:	12/30/2008

Acknowledged and Agreed to:

/s/James W. Bohlig

Casella Renewable Systems, LLC
By:	James W. Bohlig
Its:	President

Date:	12/30/2008